Exhibit 99.1

REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the condensed balance sheet of MESABI TRUST as of April 30, 2004, and the related condensed statements of income and cash flows for the three–month period then ended.  These interim financial statements are the responsibility of the Trust’s management.

We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado

January 7, 2005